News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports First Quarter Fiscal Year 2006 Results

CHICAGO, September 2, 2005 — Methode Electronics, Inc. (Nasdaq: METH) today announced operating results for the fiscal year 2006 first quarter ended July 31, 2005.

Methode reported first quarter fiscal year 2006 net sales of $94.0 million and net income of $4.7 million, or $0.13 per share. This compares with net sales of $85.0 million and net income of $4.6 million, or $0.13 per share, in the first quarter of fiscal year 2005.

As a percentage of net sales, cost of products sold was 79.7 percent in the first quarter of fiscal 2006 compared to the same percentage in the first quarter of fiscal 2005. Offsetting Methode’s lean manufacturing benefits for the quarter, several business units experienced the effects of rising costs of materials. Increases were most notable in petroleum-based products such as silicone, urethane and other resins, as well as a significant rise in the cost of copper. Selling and administrative expenses for the quarter were 13.7 percent compared to 13.4 percent in the comparable quarter last year. This is primarily due to increased amortization expense for both stock-based compensation and new technology licenses.

Commenting on the quarter, Donald W. Duda, President and Chief Executive Officer said, “Methode’s three business segments each produced sales increases combining for ten percent growth over the prior year’s quarter. Our Electronics segment was positively affected by Detroit’s employee discount pricing programs. Other contributing factors were increased sales of our sensing pads, as 100 percent compliance with the federally mandated passenger occupant detection system became effective for 2006 model year vehicles, new product launches in Europe, and increased sales of our 1-gigabit copper transceiver product. The Electronics segment was negatively affected by price reductions provided to our traditional North American automotive customers.”

Mr. Duda continued, “Our Optical segment realized a modest increase in sales primarily from stronger telecommunications sales in Eastern Europe, and the increased sales in the Other segment came from both organic growth of our traditional power distribution products and the recently acquired Cableco product line.”

For the first quarter of fiscal 2006, inventories increased to $45.1 million from $41.6 million at the close of fiscal year 2005. This increase is a result of higher initial inventory to support forty-three new automotive launches, and build-up of finished goods in preparation to move select automotive lines from the U.S. into Mexico.

Methode expects to achieve second quarter fiscal 2006 sales between $102.0 million and $107.0 million and earnings per share in the range of $0.17 to $0.19. The Company is maintaining its previously announced sales guidance for fiscal year 2006 between $385.0 million and $400.0 million and earnings per share in the range of between $0.56 and $0.63.

As previously announced, the Company will conduct a conference call led by its President and Chief Executive Officer, Donald W. Duda, and Vice President, Corporate Finance and Chief Financial Officer, Douglas A. Koman, on September 2, 2005 at 10:00 a.m. Central Time. You may participate on the conference call by dialing 877-407-8031. Methode also invites you to listen to the webcast of this call by visiting the Company’s website at http://www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. A replay of the call will be available for seven days, by dialing 877-660-6853. Both will use the playback account number 286 and the conference ID number 165867. The replay will also be available on the Company’s website.

About Methode Electronics

Methode Electronics, Inc., globally designs, manufactures, and markets component devices and subsystems worldwide for Original Equipment Manufacturers (OEMs). Methode’s components are found in the primary end markets of the automotive, information processing and networking equipment, voice and data communications systems, consumer electronics, aerospace vehicles, rail and other transportation industries and industrial equipment. Products employ electrical, electronic, and opto-electronic technologies such as sensors, interconnects, and controls. Further information can be found on Methode’s website, www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated September 2, 2005, containing information on Methode’s first quarter period for fiscal 2006, and offering guidance for its second quarter and full year reporting periods for fiscal 2006, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. All information in this press release is as of September 2, 2005. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Methode Electronics, Inc.
Summary Statement of Income (Unaudited)
(In thousands, except per share data)
	Three Months Ended July 31,
	2005	2004
Net sales	$93,983	$85,021
Other income	225	655
Cost of products sold	74,897	67,781
Selling and administrative expenses	12,894	11,388
Income from operations	6,417	6,507
Interest, net	500	113
Other income (expense), net	(95)	37
Income before income taxes	6,822	6,657
Income taxes	2,115	2,065
Net income	4,707	4,592
Basic and Diluted Earnings per Common Share:	$0.13	$0.13
Average Number of Common Shares outstanding:
Basic	36,229	35,500
Diluted	36,457	35,776

Summary Balance Sheet
(In thousands)
	July 31,	April 30,
	2005	2005
	(Unaudited)
Cash	$77,579	$87,142
Accounts receivable — net	63,018	65,699
Inventories	45,119	41,583
Other current assets	12,014	10,908

Total Current Assets	197,730	205,332
Property, plant and equipment — net	90,125	92,640
Goodwill — net	26,496	24,738
Intangible assets — net	21,160	20,367
Other assets	13,744	13,604

Total Assets	$349,255	$356,681

Accounts and notes payable	$28,579	$32,406
Other current liabilities	31,621	32,819

Total current liabilities	60,200	65,225
Other liabilities	8,692	8,934
Shareholders’ equity	280,363	282,522

Total Liabilities and Shareholders’ Equity	$349,255	$356,681

Summary Statement of Cash Flows (Unaudited)
(In thousands)
	Three Months Ended July 31,
	2005	2004
Operating Activities:
Net income	$4,707	$4,592
Provision for depreciation	4,400	4,321
Amortization of intangibles	1,300	959
Amortization of restricted stock awards	495	180
Other	(4,359)	4,024

Net Cash Provided by Operating Activities	6,543	14,076
Investing Activities:
Purchases of property, plant and equipment	(5,718)	(5,799)
Proceeds from sale of building	1,712	—
Acquisitions of businesses	(5,038)	(2,671)
Acquisitions of technology licenses	(2,102)	—
Other	(585)	(503)

Net Cash Used in Investing Activities:	(11,731)	(8,973)
Financing Activities:
Options exercised	550	160
Dividends	(1,868)	(1,775)
Repurchase of common stock	(664)	—

Net Cash Used in Financing Activities	(1,982)	(1,615)
Effect of foreign exchange rate changes on cash	(2,393)	725

Increase (Decrease) in Cash and Cash Equivalents	(9,563)	4,213
Cash and cash equivalents at beginning of period	87,142	61,757

Cash and Cash Equivalents at End of Period	$77,579	$65,970